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                    June 13, 2022

       Anshooman Aga
       Chief Financial Officer
       Harsco Corporation
       350 Poplar Church Road
       Camp Hill, PA 17011

                                                        Re: Harsco Corporation
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed February 24,
2022
                                                            File No. 001-03970

       Dear Mr. Aga:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services